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Exhibit 10.19

                        AGREEMENT  FOR THE ACQUISITION

                   BY NATIONAL ENVIRONMENTAL SERVICE COMPANY

                    OF CERTAIN ASSETS AND THE ASSUMPTION OF

           CERTAIN OBLIGATION OF NATIONAL ENVIRONMENTAL CORPORATION

This Agreement shall outline the terms and conditions of the captioned matter:

1.  Consideration - National Environmental Service Company (hereafter "NESCO")
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will acquire from National Environmental Corporation (hereafter "NEC") the assets and assume certain liabilities of NEC in exchange for a cash sum of $50,000.00., said cash to be paid at closing and certain other items of consideration that are described in this document. The effective date of this transaction shall be January 1, 1999. Closing shall take place as soon as practical thereafter but no later than the close of business on Friday, January 15, 1999. Additionally, NESCO shall hire the employees of NEC. This transaction does not constitute a merger. NESCO is not acquiring the stock of NEC.

2.  Assets Acquired -
    ---------------

        A.  Assets shall include all assets as shown on Exhibits A and B.

        B. Work in Progress - Work in Progress shall include all work as shown on Exhibit C and such other Work in Progress that shall have begun after the preparation of Schedule C through the date of Closing.

        C. Business Property - (a) all designs, methods, inventions and know-how related thereto, (b) all trademarks, trade names (including "National Environmental Corporation"), service marks, and copyrights claimed or used by Companies that have not been registered, and (c) all customer lists of Companies, and (d) corporate names used by the NEC (collectively "Business Property Rights"), constitute all such proprietary rights owned or held by NEC and which are reasonably necessary to, or used in the conduct of the business of NEC. All such methods, inventions and know-how constitute trade secrets of NEC within the meaning of all applicable laws, and NEC has taken all necessary steps required by law to protect these trade secrets as such. NEC owns or has valid rights to use all Business Property Rights without conflict with the rights of others. No person has made or threatened to
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Page 2 - NESCO/NEC Agreement Dated December 18, 1998

make any claims that the operation of the business of NEC is in violation of or infringes any Business Property Rights or any other proprietary or trade rights of any third person. No third person is in violation of or is infringing upon any Business Property Rights.

3.  Assumption of Certain Liabilities - Schedule A reflects liabilities totaling
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$95,590.50. NESCO shall pay off these obligations as soon after closing as practical. NESCO shall not assume any liabilities or contingent liabilities of NEC other than those liabilities reflected on Schedule A, the assumption of the lease on the office building located at 10710 75th Street North, Largo, Florida 33777, the lease on the lease on the offices at South Charleston, West Virginia, and the assumption of a lease on the copier as shown on Schedule A. NESCO would determine the employees to be retained by NESCO and their positions and duties. NEC will pay all vacation accrued as of December 31, 1998 by NEC employees. NESCO shall not be responsible for any benefits while said employees were employed by NEC.

4.  Salaries - NESCO shall enter into employment agreements with Chadwick A.
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Campbell and Greg Campbell. While employed by NESCO, each man shall be paid a salary of $36,000. As with any NESCO employee, continued employment will be based in part on the performance of the employee. Greg Campbell shall be supplied a company vehicle for his use (including all maintenance, fuel, insurance, and other expenses of operations). Chadwick A. Campbell shall be paid an auto allowance of $500 per month paid in arrears. Both men shall receive hospitalization insurance, vacation, and other similar benefits, said benefits to begin January 1, 1999.

5.  Performance Bonus - Chadwick A. Campbell and Greg Campbell shall share
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equally in a performance bonus plan. This plan shall operate as follows: Net income after taxes shall be determined for the Largo, Florida, division office following the close of the fiscal years ending on December 31, 1999 and December 31, 2000. Chadwick A. Campbell and Greg Campbell shall receive 25% of all net income which exceeds 10% of revenue. [For example, assume that for the fiscal year ended December 31, 1999, the revenues for the Largo Division office was $100,000 and the net income after reduction for income taxes was $25,000. Ten percent of the revenue would be $10,000. The two participants would share equally in 25% of the net income after income tax which exceeds the $10,000. The amount by which net income exceeds $10,000 is $15,000. Therefore, the two participants would share equally in 25% of $15,000 or $3,750.]

6.  Indemnification - Chadwick A. Campbell and NEC shall indemnify NESCO for any
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claims on work performed by Companies or its subcontractors on or prior to
December 31, 1998. Chadwick A. Campbell and NEC shall indemnify NESCO and
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Page 3 - NESCO/NEC Agreement Dated December 18, 1998

hold it harmless for all claims for a period of five (5) years after the closing date and will pay all costs, expenses, and reasonable attorney's fees in respect to any tax and other accrued absolute or contingent liabilities or claims against NEC existing at the time of the Closing, or arising out of pre-closing transactions or events. However, Campbell and NEC will not be liable for claims against Companies to the extent that the obligations the NEC are required to perform after the Closing Date in the ordinary course of business, or under agreements mentioned in or consistent with this transaction. Campbell and NEC shall indemnify NESCO against any and all claims from third parties made pursuant to any laws and/or regulations covering the bulk sale of inventory and assets.

7.  Contingency - Shareholders and Companies acknowledge that NESCO's decision
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to enter into the definitive agreement is particularly dependent upon (i) the satisfactory completion by NESCO of an investigation of the business and assets of NEC, (ii) arrangements satisfactory to NESCO concerning the continued employment following consummation of the Transaction of certain key employees of NEC and (iii) approval of the Transaction by the Board of Directors of NESCO and NEC. This Agreement will be conditioned upon, among other things, (i) approval of the Transaction by the requisite vote of the shareholders of NEC, (ii) all necessary governmental approvals having been obtained, and (iii) all necessary debt holder or other contractual consents having been obtained.

8.  Access to Personnel, Books and Records and Properties - At all times prior
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to the consummation of the Transaction, NEC shall afford NESCO and its representatives, agents, and employees full access to the personnel, books and records, tangible assets, agreements, and licenses of NEC as may be reasonably requested by NESCO or its representatives, agents, or employees. NEC agrees that prior to closing the Transaction, NESCO will be furnished with such accounting information and reports to the extent NESCO deems necessary to enable NESCO to perform its public reporting obligations and to satisfy the disclosure requirements under the rules and regulations of the Securities and Exchange Commission.

9.  Confidentiality - Each party shall keep confidential any information with
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respect to the other party that is not otherwise generally available to the public or has been made available to the public by persons other than such party, its representatives, agents, or employees, except as is necessary in connection with the preparation of the definitive agreement relating to the transaction or as may be required by applicable law or stock exchange rules. If for any reason the transaction is abandoned or terminated prior to being consummated, each party will return promptly all Page 4 -
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Page 4 - NESCO/NEC Agreement Dated December 18, 1998

information containing confidential or proprietary information disclosed to the other party.

10.  Publicity - Except as may be required of NESCO by applicable law or
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securities laws or rules, neither party hereto shall make any public announcement or any press release regarding this proposal or the transaction or the subject matter hereof or thereof without the prior consent of the other party.

11.  Expenses - Each party hereto will separately bear its own expenses incurred
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in connection with this proposal and the transaction, regardless of whether the transaction is consummated.

12.  Interim Operations - Shareholders and NEC shall continue to operate  in a
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manner which will maintain NEC's Largo office's value, customers, reputation, and goodwill during the time period between the acceptance of this proposal and closing date. Pending execution of the Agreement (or termination of this proposal), Campbell and NEC agree that they will conduct its business only in the ordinary course and not engage in any extraordinary transaction without NESCO's prior consent. .

13.  Closing Date - The closing date shall be as soon as practical after January
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1, 1999 but not later that the close of business on Friday, January 15, 1999.
The Effective Date of the Transaction will be January 1, 1999.

AGRED & ACCEPTED:                             AGREED & ACCEPTED:
National Environmental Service Company        National Environmental Corporation

_____________________________________         __________________________________
Eddy Patterson, Chairman                      Chadwick A. Campbell, President

Dated________________________________         Dated_____________________________